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                                                                    EXHIBIT 23.1


                        Consent of Independent Auditors
                        -------------------------------

The Board of Directors
Markel Corporation

We consent to the inclusion of our report dated September 10, 1999, with respect to the consolidated balance sheet of Gryphon Holdings Inc. and subsidiaries as of December 31, 1998, and the related consolidated statements of income and comprehensive income, shareholders' equity, and cash flows for the year then ended, which report appears in the Form 8-K of Markel Corporation dated September 22, 1999. We also consent to incorporation by reference of our aforementioned report in Registration Statements No. 33-28921, No. 33-46706 and No. 33-61598 on Form S-8 of Markel Corporation.



                                 /s/ KPMG LLP


Richmond, Virginia
September 22, 1999